Exhibit 99.1

DTE Energy Company
2000 2nd Ave., Detroit, MI 48226-1279

news release
July 2, 2007
DTE Energy elects two new directors
     DETROIT – W. Frank Fountain, senior vice president at DaimlerChrysler, and Ruth G. Shaw, a former executive at Duke Energy, have been elected to the DTE Energy Board of Directors.
     Fountain is senior vice president of external affairs and public policy at DaimlerChrysler. Based in Auburn Hills, Mich., Fountain is responsible for maintaining and coordinating DaimlerChrysler’s interface with state and local governments across the United States. He joined Chrysler Corp. in 1973 as an investment analyst, and has held top leadership positions in the company’s corporate controller’s office, treasurer’s office and government affairs office in Washington, D.C.
     Fountain holds a bachelor’s degree in history and political science from Hampton University and an MBA from the University of Pennsylvania Wharton School. He also holds honorary doctorate degrees from Central Michigan University and Eastern Michigan University.
     Shaw recently retired from Duke Energy, where she served as executive advisor to the company’s chairman, president and CEO. She joined the company in 1992, and held a number of executive positions, including president of the Duke Energy Foundation, president and CEO of Duke Power Co. and president of Duke Nuclear. Before joining Duke Power, Shaw served as president of Central Piedmont Community College in Charlotte, N.C., and president of El Centro College in Dallas, Texas.
     A native of Danville, Va., Shaw holds bachelor’s and master’s degrees in English from East Carolina University, and a doctorate in higher educational administration from the University of Texas at Austin, where she was a University Fellow.
     “We are fortunate to be able to add Frank and Ruth to our Board of Directors, and we look forward to working with them,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “Each brings a wealth of knowledge and experience to the table, and we expect their expertise will be invaluable to DTE Energy’s future success.”
     Fountain will assume his board responsibilities immediately, while Shaw will officially join the board in January 2008.
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DTE Energy Company
2000 2nd Ave., Detroit, MI 48226-1279

          DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, coal and gas midstream, unconventional gas production and energy trading. Information about DTE Energy is available at www.dteenergy.com.
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Len Singer	Lorie Kessler
(313) 235-8809	(313) 235-8807